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                                                                     Exhibit 7.1

                                  SCHEDULE 13D

                             JOINT FILING AGREEMENT

         This Joint Filing Agreement is dated as of July 16, 2003, by and among John Joseph Gorman, an individual ("Mr. Gorman") and Tamra I. Gorman ("Mrs. Gorman").

         WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under
Section 13d(1) of the Securities Exchange Act of 1934, as amended (the "Act"), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing;

         NOW, THEREFORE, the undersigned do hereby agree as follows:

         1. The Schedule 13D/A ("Schedule 13D/A") with respect to Westech Capital Corp., a Delaware corporation to which this is attached as Exhibit 7.1 is filed on behalf of each of Mr. Gorman and Mrs. Gorman.

         2. Each of Mr. Gorman and Mrs. Gorman is responsible for the completeness and accuracy of the information concerning such person or entity contained therein; provided that each person is not responsible for the completeness or accuracy of the information concerning any other person making such filing.

         IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first written above.

                                       /s/ JOHN JOSEPH GORMAN
                                       -----------------------------------------
                                       John Joseph Gorman

                                       /s/ TAMRA I. GORMAN
                                       -----------------------------------------
                                       Tamra I. Gorman